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                                                                   Exhibit 5.1


                       [BASS, BERRY & SIMS PLC LETTERHEAD]



                                February 4, 2002


Board of Directors
Mid-America Apartment Communities, Inc.
6584 Poplar Avenue, Suite 300
Memphis, Tennessee 38138


                       Registration Statement on Form S-3

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                     Mid-America Apartment Communities, Inc.

                                -----------------


Ladies and Gentlemen:

      We are counsel for Mid-America Apartment Communities, Inc. (the "Company") in connection with its registration under the Securities Act of 1933 of 1,067,989 shares of its common stock (the "Shares") that are proposed to be offered and sold as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission").

      In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

      Based upon the foregoing, we are of the opinion that:

      1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee.

      2. The Shares have been duly authorized and, when sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to our firm under the heading "Legal Opinions" in the Registration Statement.



                                          Sincerely,


                                          /s/ John A. Good
                                          John A. Good